Exhibit 99.1

Rani Therapeutics Reports Fourth Quarter and Full Year 2024 Financial Results; Provides Corporate Update

- Announced preclinical data demonstrating the bioequivalence of RT-114, a GLP-1/GLP-2 dual agonist (PG-102) delivered orally via the RaniPill® capsule, to subcutaneous administration of PG-102 -

- Announced preclinical data demonstrating successful oral delivery of semaglutide via RaniPill® capsule -

- Preclinical data of four incretin-based molecules underscores the RaniPill® platform's potential to facilitate the oral delivery of a diverse array of obesity treatments -

- Phase 1 study for RT-114 for the treatment of obesity, expected to initiate in mid-2025 -

- Conference call today at 4:30 p.m. ET / 1:30 p.m. PT -

SAN JOSE, Calif., March 31, 2025 -- Rani Therapeutics Holdings, Inc. (“Rani Therapeutics” or “Rani”) (Nasdaq: RANI), a clinical-stage biotherapeutics company focused on the oral delivery of biologics and drugs, today reported financial results for the quarter and full year ended December 31, 2024 and provided a corporate update.

“We entered 2025 with strong momentum, delivering compelling preclinical data demonstrating the successful delivery of multiple obesity treatments. Our preclinical studies show that RT-114, the RaniPill® capsule containing a GLP-1/GLP-2 dual agonist (PG-102), delivered pharmacokinetics, weight loss, and bioavailability comparable to PG-102 administered via subcutaneous injection. Additionally, last month, we shared preclinical data confirming that semaglutide delivered via the RaniPill® capsule exhibits similar bioavailability, pharmacokinetics, and weight loss as subcutaneous administration,” said Talat Imran, Chief Executive Officer of Rani Therapeutics. “Overall, we are encouraged by our robust preclinical data package across four incretin-based molecules, which highlights the RaniPill® platform’s potential to effectively enable the oral delivery of multiple obesity treatments, paving the way for more convenient and accessible therapeutic options. Moreover, we are confident that RT-114 has the potential to become a first-in-class, orally administered GLP-1/GLP-2 dual agonist for the treatment of obesity, addressing a crucial gap in the current treatment landscape. As we look ahead, we intend to initiate a Phase 1 study of RT-114 later this year.”

Fourth Quarter and Full Year 2024 Highlights:

•
Positive topline results from phase 1 study of an oral anti-interleukin 12/23 antibody (RT-111). In February 2024, Rani announced RT-111 achieved high bioavailability and was well tolerated, with no serious adverse events in humans in a Phase 1 study.
•
Presentation of clinical and preclinical data on oral delivery of an ustekinumab biosimilar via the RaniPill® capsule at Digestive Disease Week 2024. In May 2024, Rani presented preclinical and clinical data demonstrating the delivery of RT-111 with comparable bioavailability relative to subcutaneous (SC) injection of ustekinumab in canines and healthy human participants, respectively.
•
Partnership with ProGen on development of oral obesity treatment. In June 2024, Rani announced that it had entered into a definitive agreement with ProGen Co., Ltd., a South Korean clinical-stage biotech company developing next generation long-acting, multi-specific fusion protein therapeutics, for the co-development and commercialization of RT-114, an oral RaniPill® capsule containing ProGen’s PG-102, a GLP-1/GLP-2 dual agonist, for the treatment of obesity.
•
Completed two equity offerings for total gross proceeds of approximately $20.0 million. In July and October 2024, Rani completed the sale and issuance of Class A common stock, pre-funded warrants to purchase Class A common stock, and warrants to purchase Class A common stock, to an institutional investor for total gross proceeds of approximately $20.0 million, excluding any potential proceeds from the exercise of warrants, if any.
•
Preclinical pharmacokinetic data supporting transenteric delivery of GLP-1 incretin triagonist. In October 2024, Rani announced new pharmacokinetic data from a preclinical study evaluating a GLP-1, GIP and glucagon receptors incretin triagonist with a delivery method mimicking the RaniPill® route of administration. The data demonstrated that transenteric delivery of incretin triagonist GLP-1, GIP, glucagon receptors elicited rapid weight loss and bioavailability comparable to subcutaneous injection.
•
Preclinical data demonstrating successful oral delivery of semaglutide via RaniPill® HC. In February 2025, Rani released preclinical data that demonstrated semaglutide administered orally via the RaniPill® HC (RT-116) resulted in comparable bioavailability, pharmacokinetics and weight loss to subcutaneous administration of semaglutide. RT-116 was well tolerated with no serious adverse events. Data adds to growing body of evidence of the RaniPill® platform’s potential to enable oral delivery of multiple obesity treatments.
•
Preclinical data demonstrating bioequivalence of RT-114, a GLP-1/GLP-2 dual agonist (PG-102) delivered orally via the RaniPill® capsule, to subcutaneously administered PG-102. In March 2025, Rani released new preclinical data, where RT-114 yielded a relative bioavailability of 111% compared to PG-102 delivered subcutaneously with comparable pharmacokinetic profiles demonstrating bioequivalence.

Near-Term Milestone Expectations:

•
Initiation of Phase 1 clinical trial of RT-114 for the treatment of obesity expected in mid-2025.

Fourth Quarter and Full Year 2024 Financial Results:

•
Cash, cash equivalents and marketable securities as of December 31, 2024 totaled $27.6 million, compared to $48.5 million for the year ended December 31, 2023. Rani expects its cash, cash equivalents and marketable securities to be sufficient to fund its operations into the third quarter of 2025 without additional funding.
•
Contract Revenue for the three and twelve months ended December 31, 2024 were $1.0 million and was attributable to evaluation services performed for a customer. There was no contract revenue for the same periods in 2023.
•
Research and development expenses for the three and twelve months ended December 31, 2024 were $6.8 million and $26.7 million, respectively, compared to $7.6 million and $39.6 million for the same periods in 2023, respectively. The year over year decrease of $12.9 million was primarily attributable to lower compensation costs of $6.3 million due to reduction in workforce, $5.6 million reduction in third-party services and $0.9 million reduction in materials and supplies due to the timing of certain preclinical and clinical studies.
•
General and administrative expenses for the three and twelve months ended December 31, 2024 were $5.5 million and $23.9 million, respectively, compared to $5.8 million and $26.5 million for the same periods in 2023, respectively. The year over year decrease of $2.5 million was primarily attributable to lower compensation costs of $2.0 million due to reduction in workforce, $1.2 million reduction in third-party services and other costs primarily due to lower insurance premiums, offset by an increase in facility costs of $0.7 million due to the lease in Fremont, California.
•
Impairment Loss for the three and twelve months ended December 31, 2024 were $3.7 million and was attributable to construction-in-progress property and equipment. Rani considers many factors in evaluating whether the value of its construction-in-progress property and equipment may not be recoverable, including, but not limited to, alternative use, cost-savings and strategic considerations. As a result, it was determined that the carrying amount of the construction-in-progress property and equipment exceeded its fair value and was written down to its salvage value. There was no impairment loss for the same periods in 2023.

•
Net loss for the three and twelve months ended December 31, 2024 were $15.7 million and $56.6 million, respectively, compared to $14.1 million and $67.9 million for the same period in 2023, respectively, including non-cash stock-based compensation expense of $4.0 million for the three months ended December 31, 2024 and $16.0 million for the full year 2024, compared to $4.5 million and $19.0 million for the same periods in 2023, respectively. The net loss for the three and twelve months ended December 31, 2024 also includes the non-cash impairment loss of $3.7 million, as described above.

Conference Call

Rani will host a corresponding conference call today at 4:30 p.m. ET / 1:30 p.m. PT to discuss the results and provide a business update. Individuals interested in listening to the live conference call may do so by using the link in the “Investors” section of the company’s website at www.ranitherapeutics.com. A webcast replay will be available in the investor relations section on the company’s website following the completion of the call.

About Rani Therapeutics

Rani Therapeutics is a clinical-stage biotherapeutics company focused on advancing technologies to enable the development of orally administered biologics and drugs. Rani has developed the RaniPill® capsule, which is a novel, proprietary and patented platform technology, intended to replace subcutaneous injection or intravenous infusion of biologics and drugs with oral dosing. Rani has successfully conducted several preclinical and clinical studies to evaluate safety, tolerability and bioavailability using RaniPill® capsule technology. For more information, visit ranitherapeutics.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding, among other things, the expected initiation of a Phase 1 trial of RT-114 in mid-2025, the potential of the RaniPill® platform to enable oral delivery of multiple obesity treatments and validation of such potential through preclinical data, the potential of the RaniPill® platform to offer more convenient and accessible therapeutic options, the potential for RT-114 to become a first-in-class, orally administered GLP-1/GLP-2 dual agonist for the treatment of obesity, the sufficiency of Rani’s cash reserves, the timing and extent of its expenses, and future financial performance. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as “confident,” “intend,” “potential,” “expect,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Rani’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, risks and uncertainties associated with Rani’s business in general and the other risks described in Rani’s filings with the Securities and Exchange Commission, including Rani’s annual report on Form 10-K for the year ended December 31, 2024, and subsequent filings and reports by Rani. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management’s assumptions and estimates as of such date. Rani undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Investor Contact:

investors@ranitherapeutics.com

Media Contact:

media@ranitherapeutics.com

RANI THERAPEUTICS HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except par value)

	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$3,762	$5,864
Contract asset	428	—
Marketable securities	23,877	42,675
Prepaid expenses and other current assets	1,677	2,308
Total current assets	29,744	50,847
Property and equipment, net	1,548	6,105
Operating lease right-of-use asset	5,096	718
Other assets	246	246
Total assets	$36,634	$57,916
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,359	$648
Accrued expenses and other current liabilities	2,073	1,726
Current portion of long-term debt	15,000	4,897
Current portion of operating lease liability	1,459	718
Total current liabilities	19,891	7,989
Long-term debt, less current portion	9,613	24,484
Operating lease liability, less current portion	3,637	—
Total liabilities	33,141	32,473
Stockholders' equity:
Preferred stock, $0.0001 par value - 20,000 shares authorized; none issued and outstanding as of December 31, 2024 and December 31, 2023	—	—
Class A common stock, $0.0001 par value - 800,000 shares authorized; 33,430 and 26,036 issued and outstanding as of December 31, 2024 and December 31, 2023, respectively	3	3
Class B common stock, $0.0001 par value - 40,000 shares authorized; 23,972 and 24,116 issued and outstanding as of December 31, 2024 and December 31, 2023, respectively	2	2
Class C common stock, $0.0001 par value - 20,000 shares authorized; none issued and outstanding as of December 31, 2024 and December 31, 2023	—	—
Additional paid-in capital	104,889	85,762
Accumulated other comprehensive gain (loss)	5	(12)
Accumulated deficit	(102,907)	(72,889)
Total stockholders' equity attributable to Rani Therapeutics Holdings, Inc.	1,992	12,866
Non-controlling interest	1,501	12,577
Total stockholders' equity	3,493	25,443
Total liabilities and stockholders' equity	$36,634	$57,916

RANI THERAPEUTICS HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Contract revenue	$1,028	$—	$1,028	$—
Operating expenses
Research and development	6,810	7,606	26,682	39,624
General and administrative	5,462	5,829	23,946	26,475
Impairment loss	3,714	—	3,714	—
Total operating expenses	$15,986	$13,435	$54,342	$66,099
Loss from operations	(14,958)	(13,435)	(53,314)	(66,099)
Other income (expense), net
Interest income and other, net	361	676	1,763	3,301
Interest expense and other, net	(1,124)	(1,296)	(5,033)	(5,085)
Net loss	$(15,721)	$(14,055)	$(56,584)	$(67,883)
Net loss attributable to non-controlling interest	(6,775)	(6,956)	(26,566)	(33,913)
Net loss attributable to Rani Therapeutics Holdings, Inc.	$(8,946)	$(7,099)	$(30,018)	$(33,970)
Net loss per Class A common share attributable to Rani Therapeutics Holdings, Inc., basic and diluted	$(0.27)	$(0.27)	$(1.05)	$(1.33)
Weighted-average Class A common shares outstanding—basic and diluted	32,660	25,874	28,476	25,505